UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (date of earliest event reported): March 30, 2006


                             BRIDGE CAPITAL HOLDINGS
             ______________________________________________________
             (Exact name of registrant as specified in its charter)


         California                     000-50974                80-0123855
________________________________________________________________________________
(State or other jurisdiction     (Commission File Number)       (IRS Employer
     of incorporation)                                       Identification No.)


    55 Almaden Boulevard, Suite 200
         San Jose, California                                           95113
________________________________________                              __________
(Address of principal executive offices)                              (Zip Code)


       Registrant's telephone number, including area code: (408) 423-8500


                                       N/A
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:


[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 2.03 CREATION OF A DIRECT  FINANCIAL  OBLIGATION OR AN OBLIGATION  UNDER AN
     OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

     On March 30, 2006, Bridge Capital Holdings (the "Company") completed a private placement to an institutional investor of $5 million of trust preferred securities, through a newly formed Delaware trust affiliate, Bridge Capital Holdings Trust II (the "Trust"). The trust preferred securities mature in June 2036, are redeemable at the Company's option beginning after five years, and require quarterly distributions by the Trust to the holder of the trust preferred securities at a rate of 6.60% until June 2011, after which the rate will adjust quarterly to equal LIBOR plus 1.38%.

     The proceeds from the sale of the trust preferred securities were used by the Trust to purchase from the Company $5,155,000 in aggregate principal amount of the Company's junior subordinated notes (the "Notes"). The notes will bear interest at the same rate during the same periods as the trust preferred securities. The net proceeds to the Company from the sale of the Notes to the Trust will be used by the Company for general corporate purposes, primarily funding the growth of its' bank subsidiary, Bridge Bank, National Association.

     The Notes were issued pursuant to a Junior Subordinated Indenture (the "Indenture"), dated March 30, 2006, by and between the Company and Wilmington Trust, as trustee. Like the trust preferred securities, the Notes bear interest at a fixed rate of 6.60% until June 2011, after which the rate will adjust quarterly to equal LIBOR plus 1.38%. The interest payments by the Company will be used to pay the quarterly distributions payable by the Trust to the holder of the trust preferred securities. However, so long as no event of default, as described below, has occurred under the Notes, the Company may defer interest payments on the Notes (in which case the Trust will be entitled to defer distributions otherwise due on the trust preferred securities) for up to 20 consecutive quarters.

     The Notes are subordinated to the prior payment of any other indebtedness of the Company that, by its terms is not similarly subordinated and although the Notes will be recorded as a long term liability on the Company's balance sheet, for regulatory purposes the Notes will be treated as Tier 1 or Tier 2 capital under rulings of the Federal Reserve Board, the Company's primary federal regulatory agency.

     The Notes mature on June 30, 2036, but may be redeemed at the Company's option at any time on or after June 30, 2011 or at any time upon certain events, such as: (i) a change in the regulatory capital treatment of the Notes (ii) in the event the Trust is deemed an investment company or (iii) upon the occurrence of certain adverse tax events. In each such case, the Company may redeem the Notes for their aggregate principal amount, plus any accrued but unpaid interest.

     The Notes may be declared immediately due and payable at the election of the trustee or holders of 25% of aggregate principal amount of outstanding Notes upon the occurrence of an event of default. An event of default generally means
(1) default in the payment of any interest when due that continues unremedied for a period of thirty (30) days, except in the case of an election by the Company to defer payments of interest for up to 20 consecutive quarters (which


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does not  constitute  an event of default);  (2) a default in the payment of the principal amount of the Notes at maturity; (3) a default in the payment of any interest following the deferral of interest payments by the Company for 20 consecutive quarters; (4) a default in the Company's performance, or breach, of any covenant or warranty in the Indenture which is not cured within thirty (30) days; (5) the institution of any bankruptcy or similar proceedings by or against the Company; or (6) the liquidation or winding up of the Trust, other than as contemplated in the Indenture.

     The Company also has entered into a Guarantee Agreement pursuant to which it has agreed to guarantee the payment by the Trust of distributions on the trust preferred securities, and the payment of principal of the trust preferred securities when due, either at maturity or on redemption, but only if and to the extent that the Trust fails to pay distributions on or principal of the trust preferred securities after having received interest payments or principal payments on the Notes from the Company for the purpose of paying those distributions or the principal amount of the trust preferred securities.

ITEM 9.01.        FINANCIAL STATEMENTS AND EXHIBITS

     (c) A copy of the press release announcing the issuance of the trust preferred securities is attached hereto as Exhibit 99.1 and incorporated herein by reference.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated: April 3, 2006                        Bridge Capital Holdings





                                            By: /s/ THOMAS A. SA
                                                ________________________________
                                                    Thomas A. Sa
                                                    Executive Vice President and
                                                    Chief Financial Officer


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                                  EXHIBIT INDEX


99.1 Press release dated March 30, 2006 announcing Issuance of Trust Preferred Securities.





































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